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                                                                    Exhibit 99.3



May 5, 2003


We achieved strong growth in net and operating earnings in the first quarter of 2003 despite slower originations, as deferred premiums from previous period's originations flowed through the income statement. Net income rose by 21.6% and operating earnings, which we define as net income before the effect of mark-to-market adjustments for pooled credit default swaps, rose 13.7%. Adjusted book value (ABV) reached $2.8 billion at March 31, 2003, reflecting growth over the past 12 months of 12.7% excluding realized and unrealized capital gains and losses in the investment portfolio and 16.8% including them.

While present value (PV) originations were down from those of the first quarter of last year, we do not think this represents our opportunity for the rest of 2003. The $101.8 million of PV premiums for the first quarter of this year versus $174.8 million in the same period last year reflects our increased selectivity in the asset-backed business due to continuing economic weakness and normal quarter-to-quarter fluctuations in our U.S. municipal and international businesses.

OFF TO A GREAT START IN THE U.S. MUNICIPAL BUSINESS

FSA's U.S. municipal business is very strong. We keep saying that there is no way the U.S. municipal market can exceed the record volume year of 2002, and probably it won't, but you can't tell that from this year's first quarter record new issue volume of $84.3 billion. Insured penetration was 54%.

In this environment, we insured a par amount of $10.8 billion of U.S. primary and secondary municipal obligations with closing dates in the first quarter of 2003, a decrease of 8.2% from the amount insured in the first quarter of last year. However, on a sale-date basis (in other words, bonds had been sold but the closing had not occurred), we insured $13.1 billion of new issues, which represents a 13.0% increase over the same period in 2002. New issues sold but not closed in the first quarter will contribute approximately $24 million of PV premiums in the next quarter. Most important, despite the budgetary pressures in the municipal market, the transactions we guaranteed in the first quarter were of high credit quality and priced to produce excellent return on equity.

Among the more notable U.S. municipal transactions we insured in the first quarter were the $429 million synthetic fixed-rate portion of a $1 billion issue by the Massachusetts Housing Finance Agency, in which Dexia provided liquidity for the variable rate notes; $810 million of New York Local Government Assistance Corporation (LGAC) sales tax-backed bonds and $500 million of bonds for the Garden State Preservation Trust. This energy shows no signs of abatement in the second quarter so far.

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MODEST RESULTS IN THE ASSET-BACKED BUSINESS

During the first quarter of 2003, our insured asset-backed volume continued to be moderated because fewer transactions met our standards in the difficult credit environment. PV premiums were $21.4 million versus $57.2 million for the same period in 2003. This won't be forever, and we are well prepared to expand our business in these sectors under appropriate conditions.

We are pursuing new business selectively in the CDO market. We are very comfortable guaranteeing collateralized loan obligations at underlying Triple-A levels. In credit default swaps, where our exposure is generally to pools of unsecured investment grade credits that have higher correlation across insured portfolios and less absolute subordination, we require Super Triple-A levels of protection, generally at coverage levels equal to 1.5 times the subordination required for Triple-A shadow ratings.

THE INTERNATIONAL BUSINESS CONTINUES TO PROVIDE STRONG GROWTH

The international business, which tends to have lumpy top line production, particularly because of the long gestation period for public infrastructure transactions, generated $13.3 million of PV premiums versus $23.3 million for the same period last year. However, we expect strong activity in the international market this year, particularly in European public infrastructure finance. In early April, we guaranteed (pound)515 million of bonds in the high profile London Underground financing, and we have a number of PFI/PPP transactions in the pipeline.

We also have expanding opportunities in the synthetic prime residential mortgage sector in the U.K., Germany and the Netherlands. In the Asia Pacific, we continue to pursue public infrastructure and asset-backed business very selectively.

LOOKING AHEAD

All things considered, we are satisfied with the business to date and our prospects going forward. We don't look at the business on a quarter-to-quarter basis. The underlying fundamentals of our business are strong, and given our balanced origination capabilities, we can afford to take a patient, long-term view of our markets. Our primary objective continues to be maintenance of a disciplined and properly reserved balance sheet in order to preserve the strength of our guaranty.

Sincerely,

/s/ Robert P. Cochran

Robert P. Cochran

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS REGARDING, AMONG OTHER THINGS, THE COMPANY'S PLANS AND PROSPECTS. IMPORTANT FACTORS, INCLUDING GENERAL MARKET CONDITIONS AND THE COMPETITIVE ENVIRONMENT, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN SUCH FORWARD-LOOKING STATEMENTS. CERTAIN OF THESE FACTORS ARE DESCRIBED IN MORE DETAIL UNDER THE HEADING "FORWARD-LOOKING STATEMENTS" IN ITEM 1 OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002. FORWARD-LOOKING STATEMENTS IN THIS LETTER ARE EXPRESSLY QUALIFIED BY ALL SUCH FACTORS. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT CHANGES IN EVENTS OR EXPECTATIONS OR OTHERWISE.